Exhibit 107
Calculation of Filing Fee Table

424(b)(7)
(Form Type)

PDC Energy, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid (1)	Equity	Common Stock, $0.01 par value per share	457(c)	4,007,018	$67.82	$271,755,961	0.0000927	$25,192
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$271,755,961		$25,192
	Net Fee Due							$25,192

(1) Pursuant to Rule 457(c), based on the average high and low prices reported for the registrant’s common stock on May 9, 2022.